As filed with the Securities and Exchange Commission on March 17, 1998.
                                            Registration No. 333-


               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                            FORM S-8

                     REGISTRATION STATEMENT
                             UNDER
                   THE SECURITIES ACT OF 1933

                         OWENS CORNING
     (Exact name of registrant as specified in its charter)

           Delaware                        34-4323452
(State or other jurisdiction of     (I.R.S. Employer Identification No.)
incorporation or organization)

Owens Corning World Headquarters
   One Owens Corning Parkway                      43659
       Toledo, Ohio                             (Zip Code)
(Address of Principal Executive Offices)

               FIBREBOARD 401(k) RETIREMENT PLAN
                    (Full title of the plan)

                         Maura J. Abeln, Esq.
         Senior Vice President, General Counsel and Secretary
                             Owens Corning
                   Owens Corning World Headquarters
                       One Owens Corning Parkway
                           Toledo, OH 43659
                            (419) 248-8000
                 (Name, address and telephone number,
              including area code, of agent for service)

                CALCULATION OF REGISTRATION FEE

                                            Proposed        Proposed Maximum     Amount of
Title of Securities    Amount to Be    Maximum Offering    Aggregate Offering   Registration
to Be Registered       Registered(1)   Price per Share(2)        Price(2)       Fee(3)

Common Stock,
$0.10 par value(1)     200,000 shares       $34.375             $6,875,000      $2,028.13

Preferred Share
Purchase Rights        200,000 shares       None (4)            None (4)        (4)

(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein. Plus such indeterminable number of additional shares and rights as may be required to be issued in the event of an adjustment as a result of an increase in the number of issued shares of Common Stock of the Company resulting from a subdivision of such shares, the payment of a stock dividend or certain other capital adjustments.
(2) Estimated solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices as reported on the New York Stock Exchange Composite Tape on March 12, 1998.
(3)  The Registration Fee has been calculated pursuant to Rule 457(h).
(4) Any value attributable to the Preferred Share Purchase Rights is reflected in the value of the Common Stock. Because no separate consideration is paid for the Preferred Share Purchase Rights, the registration fee for such securities is included in the fee for the Common Stock.
                _______________________________
     The Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act of 1933.



<PAGE 2>                            PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.   Incorporation of Certain Documents By Reference.

     The following documents, filed with the Securities and Exchange Commission (the "Commission") by the Registrant, are hereby incorporated by reference in this Registration Statement:

          (i)  The Registrant's annual report on Form 10-K (File
          No. 1-03660) filed with the Commission on March 13,
          1998 for the fiscal year ended December 31, 1997;

          (ii) The Registrant's current report on Form 8-K (File
          No. 1-03660), dated January  9, 1998.

          (iii)     The information with regard to the
          Registrant's common stock, par value $.10 per share, contained in the registration statement filed under the Exchange Act of 1934, including any amendment or report filed for the purpose of updating such information.

In addition, all documents subsequently filed by the Registrant pursuant to sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.   Description of Securities.

     Not Applicable.


Item 5.   Interests of Named Experts and Counsel.

     Dennis L. Jarvela, Esq., who has provided an opinion concerning the legality of the securities to be offered under the Plan, is Vice President, Senior Counsel, Corporate Transactions and Assistant Secretary of the Company. As of March 12, 1998, Mr. Jarvela owned beneficially less than 0.1 per cent of the Company's common stock, par value $.10 per share.

Item 6.   Indemnification of Officers and Directors.

     A. Reference is made to Section 102(b)(7) of the General Corporation Law of the State of Delaware as to the limitation of personal liability of directors and officers and to Section 145 of the General Corporation Law of the State of Delaware as to indemnification by the Company of its directors and officers.

     B. Article FOURTEENTH of the Company's Certificate of Incorporation, as amended, provides as follows with respect to the indemnification of the Company's directors and officers and the limitation of personal liability of its directors and officers:

    FOURTEENTH: The corporation shall indemnify to the full extent authorized or permitted by law any person made, or threatened to be made, a party to any action or proceeding (whether civil or criminal or otherwise) by reason of the fact that he, his testator or intestate, is or was a director or officer of the corporation or by reason of the fact that such director or officer, at the request of the corporation, is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity. Nothing contained herein shall affect any rights to indemnification to which employees other than directors and officers may be entitled by law. No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty by such a director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which such director derived an improper personal benefit.
No amendment to or repeal of this Article FOURTEENTH shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

     C. Article IX of the Company's By-Laws provides as follows with respect to the indemnification of the Company's directors and officers:

    The Corporation shall, to the fullest extent permitted by applicable law from time to time in effect (but, in the case of any amendment of such law, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), indemnify any and all persons who may serve or who have served at any time as directors or officers of the Corporation, or who at the request of the Corporation may serve or at any time have served as directors, officers, employees or agents of another corporation (including subsidiaries of the Corporation) or of any partnership, joint venture, trust or other enterprise, and any directors or officers of the Corporation who at the request of the Corporation may serve or at any time have served as agents or fiduciaries of an employee benefit plan of the Corporation or any of its subsidiaries, from and against any and all of the expenses, liabilities or other matters referred to in or covered by law whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent. The Corporation may also indemnify any and all other persons whom it shall have power to indemnify under any applicable law from time to time in effect to the extent permitted by such law. The indemnification provided by this Article IX shall not be deemed exclusive of any other rights to which any person may be entitled under any provision of the Certificate of Incorporation, other By-Law, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office, and shall be contract rights and continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. If a claim under this Article IX is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the director or officer may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the director or officer shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the director or officer to enforce a right to indemnification hereunder (but not in a suit brought by the director or officer to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the director or officer has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the director or officer is proper in the circumstances because the director or officer has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board, independent legal counsel, or its stockholders) that the director or officer has not met such applicable standard of conduct, shall create a presumption that the director or officer has not met the applicable standard of conduct or, in the case of such a suit brought by the director or officer, be a defense to such suit.
In any suit brought by the director or officer to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the director or officer is not entitled to be indemnified, or to such advancement of expenses, under this Article IX or otherwise shall be on the Corporation.

The indemnification provided in this Article IX shall inure to each person referred to herein, whether or not the person is serving in any of the enumerated capacities at the time such expenses (including attorneys' fees), judgments, fines or amounts paid in settlement are imposed or incurred, and whether or not the claim asserted against him is based on matters which antedate the adoption of this Article IX. None of the provisions of this

Article IX shall be construed as a limitation upon the right of the Corporation to exercise its general power to enter into a contract or understanding of indemnity with a director, officer, employee, agent or any other person in any proper case not provided for herein. Each person who shall act or have acted as a director or officer of the Corporation shall be deemed to be doing so in reliance upon such right of indemnification. For purposes of this Article IX, the term "Corporation" shall include constituent corporations referred to in subsection (h) of Section 145 of the General Corporation Law of the State of Delaware (or any similar provision of applicable law at the time in effect).

     D. The Company has entered into an Indemnity Agreement with each member of the Company's Board of Directors. Each Indemnity Agreement provides, among other things, that in the event the director was, is or becomes a party, witness or other participant in a Claim (as defined in the Indemnity Agreement) by reason of (or arising in part out of) an Indemnifiable Event (as defined in the Indemnity Agreement), the Company is required to indemnify the director to the fullest extent authorized by the Company's By-Laws as in effect on the date of the Indemnification Agreement notwithstanding any subsequent amendment, repeal or modification of such By-Laws, against any and all expenses, judgments, fines, penalties and amounts paid in settlement of such Claim. The Indemnity Agreement requires that the Company advance to the director all expenses relating to Claims and contains an undertaking by the director to reimburse the Company for any such advances that are subsequently determined in a final judicial determination to have been impermissible under applicable law.

     E. The directors and officers of the Company are covered by insurance policies, maintained by the Company at its expense, insuring the directors and officers against certain liabilities which might be incurred by them in such capacities, including liabilities arising under the Securities Act of 1933.

Item 7.   Exemption from Registration Claimed.

     Not Applicable.

Item 8.   Exhibits.

     Number    Exhibit


     4 Instruments Defining Rights of Security Holder: Fibreboard 401(k) Retirement Plan, as amended to include the Owens Corning Common Stock Fund.

     5         Opinion of Dennis L. Jarvela.

     23.1      Consent of Independent Auditors - Arthur Andersen
               LLP.

     23.2      Consent of Dennis L. Jarvela is contained in Exhibit 5.

     24 Power of Attorney. Reference is made to page 5 of this Registration Statement.

     The undersigned Registrant hereby undertakes that it will submit the Fibreboard 401(k) Retirement Plan, as amended to include the Owens Corning Common Stock Fund, to the Internal Revenue Service (the "IRS") in a timely manner and has or will make all changes required by the IRS in order to qualify the plan under Internal Revenue Code Section 401.

Item 9.    Undertakings.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

               (i)  To include any prospectus required by section
     10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                           SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toledo, State of Ohio, on this 17 day of March, 1998.

                                   OWENS CORNING

                                   By  /s/ Glen H. Hiner
                                   Glen H. Hiner, Chairman of the
                                   Board and Chief Executive
                                   Officer (Principal Executive
                                   Officer)


                       POWER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Glen H. Hiner, Maura J. Abeln and Robert C. Lonergan, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:


Signatures                Title                              Date

                               Chairman of the Board
/s/ Glen H. Hiner              and Chief Executive Officer      March 17, 1998
Glen H. Hiner                  and Director


/s/ Domenico Cecere            Senior Vice President            March 11, 1998
Domenico Cecere                and Chief Financial Officer


/s/ Steven J. Strobel          Vice President and Controller    March 12, 1998
Steven J. Strobel


/s/ Norman P. Blake, Jr.       Director                         March 9, 1998
Norman P. Blake, Jr.


                               Director
Gaston Caperton

/s/ Leonard S. Coleman. Jr.    Director                         March 12, 1998
Leonard S. Coleman, Jr.,

/s/ William W. Colville        Director                         March 9, 1998
William W. Colville


/s/ John H. Dasburg            Director                         March 9, 1998
John H. Dasburg


/s/ Landon Hilliard            Director                         March 10, 1998
Landon Hilliard


/s/ Sir Trevor Holdsworth      Director                         March 9, 1998
Sir Trevor Holdsworth


/s/ Jon M. Huntsman, Jr.       Director                         March 10, 1998
Jon M. Huntsman, Jr.


/s/ Ann Iverson                Director                         March 11, 1998
Ann Iverson


/s/ W. Walker Lewis            Director                         March 12, 1998
W. Walker Lewis


/s/ Furman C. Moseley, Jr.     Director                         March 13, 1998
Furman C. Moseley, Jr.


/s/ W. Ann Reynolds            Director                         March 11, 1998
W. Ann Reynolds


     Plan.     Pursuant to the requirements of the Securities Act
of 1933, as amended, the Fibreboard 401(k) Retirement Plan has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toledo, State of Ohio, on this 17 day of March, 1998.


                          FIBREBOARD 401(k) RETIREMENT PLAN

                          By: /s/Michael I. Miller
                          Treasurer Fibreboard Corporation

INDEX TO EXHIBITS

Exhibit
Number    Exhibit

4         Instruments Defining Rights of Security Holder:
          Fibreboard 401(k) Retirement Plan, as amended to include the Owens Corning Common Stock Fund.

5         Opinion of Dennis L. Jarvela.

23.1      Consent of Independent Auditors - Arthur Andersen LLP.

23.2      Consent of Dennis L. Jarvela is contained in
          Exhibit 5.

24 Power of Attorney. Reference is made to page 5 of this Registration Statement.